Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST III

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust III was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect six Trustees by the holders of Common Shares, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                                     Votes
Matter                                                                  Votes For   Withheld
--------------------------------------------------------------------    ---------   --------
(1)    David C. Arch................................................    7,748,336    283,087
       Bob R. Baker.................................................    7,722,839    308,584
       Frank S. Bayley..............................................    7,722,839    308,584
       Larry Soll...................................................    7,734,538    296,885
       Philip A. Taylor.............................................    7,731,728    299,695
       Wayne W. Whalen..............................................    7,722,839    308,584